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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is entered as of May 16, 2000 by and between Tutornet.com Group, Inc., a Delaware corporation (the "Buyer"), and Segway Corp., a New Jersey corporation (the "Target"). The Buyer and the Target are referred to collectively herein as the "Parties."

                                    RECITAL

     This Agreement contemplates a merger of the Target with and into the Buyer. The Target Stockholders will receive Five Thousand (5,000) restricted shares of Buyer's common stock and cash in the aggregate amount of One Hundred Twenty Five Thousand Dollars ($125,000) in exchange for all of the capital stock in the Target. The Parties expect that the Merger will further certain of their business objectives.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.  Definitions.

"Accredited Investor" has the meaning set forth in Rule 501 of the regulations promulgated under the Securities Act.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Certificate of Merger" has the meaning set forth in Section 2.3 below.

"Buyer" has the meaning set forth in the preface above.

"Closing" has the meaning set forth in Section 2.2 below.

"Closing Date" has the meaning set forth in Section 2.2 below.

"Effective Time" has the meaning set forth in Section 2.5.1 below.

"Exchange Agent" has the meaning set forth in Section 2.6 below.

"Merger" has the meaning set forth in Section 2.1 below.

"Most Recent Fiscal Year End" has the meaning set forth in Section 3.6 below.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Public Reports" has the meaning set forth in Section 3.5 below.

"Requisite Target Stockholder Approval" means the unanimous written consent of the holders of Target Shares in favor of this Agreement and the Merger.

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"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Surviving Corporation" has the meaning set forth in Section 2.1 below.

"Target" has the meaning set forth in the preface above.

"Target Share" means any share of the Common Stock of the Target.

"Target Stockholder" means any Person who or which holds any Target Shares.

2.  Basic Transaction.

     2.1 The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Buyer (the "Merger") at the Effective Time. The Buyer shall be the corporation surviving the Merger (the "Surviving Corporation").

     2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ogden Murphy Wallace, P.L.L.C., in Seattle, Washington, commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

     2.3 Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 6.1, (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in Section 6.2, (iii) the Buyer and the Target will file with the Secretary of State of the States of Delaware and New Jersey Certificate of Merger (the "Certificate of Merger"), and (iv) the Buyer will deliver to the Exchange Agent in the manner provided below in Section 2.6 the certificates representing the shares and the sum of Seventy Five Thousand Dollars ($75,000) to be distributed to the Target Shareholders.

     2.4 New Jersey Tax Clearance Certificate. Notwithstanding Section 2.3, the Secretary of State for the State of New Jersey will not accept the Certificate of Merger for filing until the Target receives a tax clearance certificate from State of New Jersey Division of

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Taxation. Within ten (10) days of Closing, the Exchange Agent shall file an application for a tax clearance certificate with State of New Jersey Division of Taxation.

     2.5  Effect of Merger.

          2.5.1 General. The Merger shall become effective at the time (the "Effective Time") the Buyer and the Target sign Certificate of Merger and file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the laws of the States of Delaware and New Jersey. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

          2.5.2 Articles of Incorporation. The Articles of Incorporation of the Buyer in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

          2.5.3 Bylaws. The Bylaws of the Buyer in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

          2.5.4 Directors and Officers. The directors and officers of the Buyer in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

          2.5.5 Cancellation of Target Shares. At and as of the Effective Time, each Target Share shall be canceled.

          2.5.6 Buyer Shares. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

     2.6  Procedure for Payment.

          2.6.1 Immediately after the Effective Time, the Buyer will furnish to Richard I. Anslow and Associates, counsel for Target, as Exchange Agent, the sum of Seventy Five Thousand Dollars ($75,000). Target hereby acknowledges the previous receipt of Fifty Thousand Dollars ($50,000) from Buyer as a deposit paid in advance and anticipation of the Closing of this Agreement (the "Deposit"). Each shareholder of Target, shall receive the amount of 225/10,000 Dollars ($0.0225) per share. The Exchange Agent shall have the obligation to make the payments called for by this Section 2.6.1 to the shareholders of Target.

          2.6.2 Immediately after the Effective Time, the Buyer will issue a total of Five Thousand (5,000) shares of restricted common stock of Buyer to the shareholders of the Target. Every one (1) share of Buyer shall be exchanged for One Thousand One Hundred Eleven and 1112/10,000 (1111.1112) shares of Target.

          2.6.3 The Exchange Agent shall deduct all of its charges and expenses of the from the proceeds before distributing to the Target Shareholders.

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3.  Representations and Warranties of the Target.  The Target and each of its shareholders represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

     3.1 Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2 Capitalization. The entire authorized capital stock of the Target consists of Twenty Million (20,000,000) shares of Preferred Stock and One Hundred Million (100,000,000) shares of Common Stock, of which Five Million Five Hundred Fifty Five Thousand Five Hundred Fifty Six (5,555,556) Target Shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

     3.3 Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

     3.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of New Jersey law, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

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     3.5  Filings with the SEC.  The Target has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports") and has received from the SEC a letter to the effect that the SEC will have no further comment on Target's Form 10SB. Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Target has delivered to the Buyer a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

     3.6 Financial Statements. The Target has filed audited financial statements for the fiscal year ended December 31, 1999 ("Most Recent Fiscal Year End") in its registration statement on Form 10-SB filed January 5, 2000. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations of the Target and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

     3.7 Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target and its Subsidiaries taken as a whole.

     3.8 Undisclosed Liabilities. None of the Target and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.9 Brokers' Fees. Except as set forth in the following sentence, none of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Target has an agreement with Leon Kline, as a broker, to pay Kline a finders fee upon the Closing of this transaction. Target's obligation to Kline is personally and solely the responsibility of Target which shall be satisfied by the Exchange Agent upon Closing.

     3.10 Affiliate and Accredited Investor Status. All shareholders of Target are Affiliates of Target and are Accredited Investors.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date

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of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

     4.1 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     4.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     4.3 Noncontravention. To the knowledge of any director or officer of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the knowledge of any director or officer of the Buyer, and other than in connection with the provisions of Delaware law, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     4.4 Brokers' Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     5.2 Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain any

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third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3.4 above.

     5.3 Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section
4.3 above.

     5.4 New Jersey Law. The Target will obtain the unanimous written consent of its stockholders for the adoption of this Agreement and the approval of the Merger in accordance with New Jersey Law.

6.  Conditions to Obligation to Close.

     6.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          6.1.1 this Agreement and the Merger shall have been approved by the unanimous written consent of the shareholders of Target;

          6.1.2 Target and its Subsidiaries shall have procured all of the third party consents specified in Section 5.2 above;

          6.1.3 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          6.1.4 the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          6.1.5 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          6.1.6 the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1.1 through
6.1.5 is satisfied in all respects;

          6.1.7 the Buyer shall have received from counsel to the Target an opinion in form and substance satisfactory addressed to the Buyer, and dated as of the Closing Date; and

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          6.1.8  all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

     6.2 Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          6.2.1 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date; 6.2.2 the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          6.2.3 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Target;

The Target may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7.  Termination.

     7.1 Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

          7.1.1 the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

          7.1.2 the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2000, by reason of the failure of any condition precedent under
Section 6.1 hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

          7.1.3 the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without

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cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2000, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement);

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided however, that Target shall not be required to refund the Deposit for any reason.

8.  Miscellaneous.

     8.1 Survival. Except for Target's and Exchange Agents to a submit an application for a tax clearance certificate pursuant to Section 2.4, Buyer's obligation to issue shares pursuant to Section 2.6, and Target's and Exchange Agent's obligation to pay Kline pursuant to Section 3.9, none of the representations, warranties, and covenants of the Parties will survive the Effective Time.

     8.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     8.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the last address give to the other party.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the last address give to the other party using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other

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communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     8.8 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the laws of the State of Delaware. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.10 Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     8.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

BUYER:
Tutornet.com Group, Inc.



-----------------------------------
By:
   --------------------------------
Title:
      -----------------------------


TARGET:
Segway Corp.



-----------------------------------
By:  Richard Anslow
Title:  President

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